Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (together with any Exhibits hereto, this “Agreement”) is made and entered into effective this 11th day of July, 2016, between Cogentix Medical, Inc., a Minnesota corporation (the “Company”) and Darin Hammers (the “Executive”) (each a “Party” and together the “Parties.”).

WHEREAS, the Company is a global medical company that provides proprietary, innovative technologies to specialty markets including urology, gynecology, bariatric medicine, critical care, gastroenterology, otolaryngology, and pulmonology; and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms under which Executive will serve as President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts the Company’s offer to serve, as President and Chief Executive Officer of the Company. The Executive shall have the responsibilities, duties and authority reasonably afforded to and expected of the President and Chief Executive Officer of similar businesses and will report directly to the Company’s Board of Directors. The Executive agrees 10 devote the Executive’s full business time, attention and efforts to promote and further the business of the Company. The Executive will faithfully adhere to, execute and fulfill all policies established by the Company’s Board of Directors. The Executive also agrees to serve as a director of the Company (without additional consideration other than provided by this Agreement) until the Executive’s successor is duly elected and qualified or until the Executive’s earlier resignation, removal or death.

The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Executive will not, during the term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the express approval of the Company’s Board of Directors. The foregoing limitation will not be construed to prohibit the Executive from participating in reasonable charitable activities or making personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made. The Executive may also serve as a board member on the boards of directors (or managers) of other companies that the Company’s Board of Directors and the Executive mutually determine will not interfere or create a conflict with his duties hereunder.

2.          TERM. The term of this Agreement (the “Term”) shall commence on July 11, 2016 (the “Start Date”) and shall continue indefinitely, until such time, if any, that this Agreement is terminated pursuant to Section 6 herein.

3.          COMPENSATION.

(a)          Base Salary. The Company shall pay to Executive a Base Salary of Three Hundred Fifty Thousand Dollars ($350,000.00) annualized, which shall be paid in installments at least twice per month in accordance with the Company’s normal payroll practices as are in effect from time to time. Such amount shall be reviewed on an annual basis by the Company’s Compensation Committee and may be adjusted pursuant to the mutual agreement of the Company and Executive, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

(b)          Bonus. During the Term, beginning with the fiscal year ending December 31, 2016, the Executive shall be entitled to annual cash incentive compensation based upon achievement of such financial milestones or business milestones, or both, as shall be established annually, and no later than the completion of the first quarter of such fiscal year, by the Company’s Compensation Committee, or the Committee of the Board charged with establishing executive compensation, and. with respect to such annual milestones, in consultation with the Executive. The Executive’s targeted annual cash incentive compensation shall be a percentage (not less than 60%) of the Executive’s base salary for the fiscal year for which achievement of the incentive compensation relates (the “Target Bonus”) and, in the event the Executive exceeds such financial or business milestones. such percentage will be adjusted upward not less than proportionately. The annual incentive compensation shall be prorated for the fiscal year ending December 31, 2016 (50%). The annual incentive compensation shall be payable no later than fifteen (15) calendar days following the completion of the audit of the Company’s financial statements for the related fiscal year. Executive must be employed on the date the Bonus is paid to be eligible for the Bonus, except as otherwise provided in Section 6 of this Agreement

(c)          Options and Restricted Stock. Effective upon the Start Date, Executive shall be granted (a) an option to purchase 300,000 shares of the Company’s common stock (the “Option”) and (b) 100,000 shares of restricted stock (the “Restricted Stock”). The Option shall have an exercise price equal to the last sale price of such Common Stock as quoted on the Nasdaq on the Start Date, shall have a term of seven years, shall not be exercisable on the date of grant, but shall become exercisable with respect to 100,000 shares on each of the first, second and third anniversaries of the Start Date (provided that the Executive has not previously been terminated by the Company for Cause, or has not resigned without Good Reason), and shall have other provisions, including provisions relating to the acceleration of vesting in the event of a Change of Control, as are contained in the Company’s 2015 Omnibus Incentive Plan and form stock option agreement. The Restricted Stock shall be subject to a risk of forfeiture back to the Company in the event the Executive’s employment with the Company is terminated by the Company for Cause, or by the Executive without Good Reason, which risk of forfeiture shall lapse (the Restricted Stock shall vest) with respect to a cumulative one-third of the shares on each of the first, second and third anniversaries of the Start Date, but shall also lapse in the event of a Change of Control, as set forth in the Company’s 2015 Omnibus Incentive Plan and form restricted stock agreement.

(d)          Long Term Incentive Plan. During the Term, the Company shall provide to Executive the right to participate in the Company’s Long Term Incentive Plan, as may be amended from time to time, per the terms set forth in Exhibit A to this Agreement.

(e)          Fringe Benefits. During the Term, the Company shall provide to Executive the right to participate in all fringe benefits and perquisites that are made available to any other executives of the Company from time to time, including, without limitation, health-care coverage provided by the Company or a third party under contract with the Company, and four weeks per year paid vacation. Vacation will be administered in accordance with Company policy. Fringe benefits may be modified or discontinued at the sole discretion of the Company.

(f)          Reimbursement of Business Expenses. The Company shall reimburse Executive for the reasonable and necessary expenses incurred in connection with the performance of his duties in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and the policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses. Reimbursement or payment of an expense under this Section 3(f) will be made or reimbursed pursuant to Company’s guidelines, but in no event later than December 31 of the calendar year following the calendar year in which the expense was incurred.

(g)          Reimbursement of Moving Expenses. Upon execution of this Agreement, the Company will make a one-time payment to Executive in the total gross amount of $40,000 in recognition of out-of-pocket expenses to be incurred by Executive in connection with relocation for purposes of Executive’s employment as President and CEO of the Company. If Executive resigns without Good Reason prior to the one year anniversary of the Start Date, he shall repay to the Company the amount under this Section 3(g).

(h)          Reimbursement for Legal Expenses. The Company will reimburse the Executive for his reasonable attorneys’ fees and costs incurred in the negotiation and preparation of this Agreement, the Second Amendment to Employment Agreement effective May 24, 2016, and any future amendments or extensions of this Agreement. Reimbursement of an expense under this Section 3(h) will be made within ten (10) days of the Company’s receipt of the Executive’s request for payment or reimbursement.

(i)          Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as the Company reasonably determines are required pursuant to any law or governmental regulation or ruling.

4.          CONFIDENTIALITY AGREEMENT. Executive confirms that he has executed that certain Team Member Confidentiality, Inventions, Non-Compete and Non-Solicitation Agreement dated February 7, 2013 (the “Confidentiality Agreement”), and that such Confidentiality Agreement is, and shall remain effective during and, to the extent specified therein, beyond the Term of this Agreement. Executive confirms that Executive will not disclose any trade secret or confidential information to any person except other Company employees with a need to know the information, except as otherwise required or permitted under applicable law, including without limitation 18 U.S.C. § J833(b).

5.          INDEMNIFICATION AND INSURANCE.

(a)          In addition to any benefits provided under applicable law, Executive shall be entitled to the benefits of those provisions of the Company’s Articles of Incorporation and By-Laws, as amended, which provide for indemnification of directors and officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company). The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section 5 are intended to protect and indemnify him against.

(b)          The Company shall, at no cost to Executive, at all times include Executive, during the Term and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company.

6.          TERMINATION.

(a)          Notice of Termination. A “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon by the terminating party and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of employment under the provision so indicated.

(b)          Termination Due to Death. The Executive’s employment with the Company will automatically terminate upon his death.

(c)          Termination Due to Disability. The Company or the Executive may terminate the Executive’s employment with the Company by providing Notice of Termination at any time after the “Total Disability” of the Executive. For the purposes of this Agreement, the Total Disability of the Executive will occur on the earlier of: (i) the date the Executive begins to receive disability benefits under the Company’s long-term disability plan, if any; or (ii) the Executive’s inability to perform the material duties of his position due to illness or injury for at least 80% of the normal working days during six consecutive calendar months or at least 50% of the normal working days during 12 consecutive calendar months. If the Executive is a qualified person with a disability under the Americans With Disabilities Act, the Minnesota Human Rights Act, or any other applicable federal, state or local statute or ordinance, the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the periods set forth in subpart (ii) of this Section 6(c) would constitute a reasonable accommodation. Termination of employment due to Total Disability shall not affect the Executive’s rights, if any, under the Company’s long-term disability plan.

(d)          Termination by the Company. The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” by providing at least thirty (30) business days’ advance written Notice of Termination to the Executive. If such termination is for Cause, the Notice of Termination shall include a description of the facts constituting the Company’s view of Cause. If the act or acts allegedly constituting Cause are susceptible of cure, then the Executive may cure such acts within thirty (30) business days of receipt of that Notice of Termination, and if so cured, such Notice of Termination will not be effective and the Executive ‘s employment will not be terminated pursuant to that Notice of Termination.

(e)          Termination by the Executive. The Executive may terminate his employment with the Company and the Employment Period with or without Good Reason by providing at least thirty (30) business days’ advance written Notice of Termination to the Company. If such termination is for “Good Reason,” the Notice of Termination shall include a description of the facts constituting the Executive’s view of “Good Reason.” If the act or acts allegedly constituting “Good Reason” are susceptible of cure, then the Company may cure such acts within thirty (30) business days of receipt of that Notice of Termination, and if so cured, such Notice of Termination will not be effective and the Executive’s employment will not be terminated pursuant to that Notice of Termination.

(f)          Termination Date. “Termination Date” means: (i) if employment is terminated because of the Executive’s death, the date of death; (ii) if employment is terminated for any other reason, the date set forth in a Notice of Termination, provided that such date complies with the notice and cure requirements of this Section 6.

7.          SEVERANCE PAYMENT.

(a)          Definitions.

(i)          “Change in Control” shall have the meaning set forth in the Company’s 2015 Omnibus Incentive Plan.

(ii)          “Cause” means: (a) Executive’s commission of a felony or any other crime that has a material adverse effect on the Company, its standing or reputation; (b) Executive’s theft or embezzlement of the intellectual or physical property of the Company or any of its customers, clients, agents or employees; (c) Executive’s fraudulent or dishonest act with respect to any business of the Company; or (d) Executive’s material breach of his fiduciary duty or duty of loyalty to the Company or of any agreement made between Executive and the Company, including, without limitation, the Confidentiality Agreement; and in the case of (ii)(d), such condition remains uncured by the Executive after receipt of thirty (30) business days prior written notice of the existence of such condition. Notwithstanding any other part of this Section 7(a)(ii), “Cause” shall not include or be based upon, in whole or in part, any action or omission by Executive which Executive commits based on a directive of the Board of Directors, or in the good faith belief that it is in the best interests of the Company or if it is required by law, court order or subpoena.

(iii)          “Good Reason” means: (a) the Company’s imposition of material and adverse changes, without the Executive’s consent, in the Executive’s principal duties, responsibilities, status, reporting relationship, title or authority. or the Company’s assignment of duties inconsistent with the Executive ‘s position; (b) a reduction in the Executive’s annual base salary or target annual incentive compensation opportunity (it being understood that any uncured reduction in the Executive’s annual base salary or target annual incentive compensation opportunity, without the Executive’s consent, is a material breach of this Agreement); (c) the Company moving its principal executive offices more than 50 miles from its current location without the Executive’s consent; or (d) the Company’s material breach of this Agreement; and in the case of each of (iii)(a) - (d), such condition remains uncured by the Company after receipt of thirty (30) business days prior written notice of the existence of such condition.

(b)          Following Any Termination of Employment. Upon any termination of the Executive’s employment with the Company, the Company will pay to the Executive (or his estate, as appropriate) on Executive’s Termination Date: (i) any accrued but unpaid Base Salary through the Termination Date; (ii) any accrued but unpaid Bonus/lncentive/Commissions/Other Variable Comp through the Termination Date; (iii) any accrued but unused PTO days as of the Termination Date; (iv) any other accrued or vested benefits or reimbursements up to and including the Termination Date to which the Executive is entitled by operation of contractual or statutory law; and (v) any expenses required to be reimbursed pursuant to Section 3(t), (g) or (h).

(c)          Following a Termination by the Company without Cause or by the Executive with Good Reason. If the Executive’s employment with the Company is terminated by the Company without Cause, or if the Executive terminates his employment with Good Reason (each a “Qualifying Termination”), in addition to the payments set forth in Section 7(b), the Executive will be entitled to compensation pursuant to following terms and conditions.

(i)	continued payment of the Base Salary for a period of twelve (12) months (the “Severance Period”);

(ii)	an amount equal to Executive’s last established Target Bonus, to be paid no less than thirty (30) days following the Termination Date;

(iii)
during the Severance Period, if the Executive qualifies for and timely elects continued coverage under the Company’s group medical plan and/or group dental plan pursuant to Section 4980B of the Code (“COBRA”), the Company will reimburse the Executive, on a monthly basis, the amount the Executive pays for such COBRA continuation coverage.

The Company shall have no obligation to make any payment under this Section 6(e) if and so long as the Executive is in material breach of this Agreement or the Confidentiality Agreement.

(d)          Following a Termination Due to Death or Disability of Executive. If Executive’s employment with the Company is terminated due to Executive’s death or disability pursuant to Section 6(b) or 6(c) of this Agreement, in addition to the payments set forth in Section 7(b), the Executive (or his estate) will be entitled to an amount equal to Executive’s last established Target Bonus, to be paid no less than thirty (30) days following the Termination Date.

(e)          Release Required. Payment of severance compensation shall be subject to and contingent upon the Executive’s execution of a full and final Release of Claims in the form attached as Exhibit B. Such payments will not commence until after the expiration of all applicable revocation periods set forth in the Release.

8.          SECTION 409A COMPLIANCE. The payments under this Agreement are intended to be exempt from the requirements of sections 409A(a)(2), (3), and (4) of the Code as (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), and (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or separation pay under Treas. Reg. Sec. 1.409A-1(b)(9); provided, however, if any payment is or becomes subject to the requirements of Code section 409A, the Agreement as it relates to such payment is intended to comply with the requirements of section 409A of the Code. For all purposes under section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. Notwithstanding anything in the Agreement to the contrary, if, at the time of Executive’s termination of employment, Executive is a “specified employee” (within the meaning of section 409A of the Code), then to the extent any payment under this Agreement is determined by the Company to be deferred compensation subject to the requirements of section 409A of the Code, payment of such deferred compensation shall be suspended and not made until the first day of the month next following the end of the 6-month period following Executive’s termination, or, if earlier, upon Executive’s death.

9.          EXCISE TAX. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

10.        SEVERABILITY. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.        ATTORNEYS’ FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

12.        WAIVER OF BREACH. Any waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

13.        AMENDMENT. No provision in this Agreement may be modified, amended, waived or terminated unless done in writing, manually signed by both Parties. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by the Executive.

14.        ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties with regard to all matters contained herein. Other than those agreements referred to in this Agreement, there are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, if any, relating to the employment of Executive by the Company.

15.        SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. The Company will require any successor of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such an assumption prior to the effectiveness of any such succession will be a material breach of this Agreement.

16.        NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than the Parties hereto any rights or benefits under or by reason of this Agreement.

17.        NOTICES. Any notice to be given under this Agreement by either Executive or the Company shall be in writing and shall be effective upon personal delivery, or delivery by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Party at the Party’s last known address of record. Notice delivered personally shall be deemed given as of actual receipt and mailed notices shall be deemed given as of three business days after mailing.

18.        COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

19.        GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles of any jurisdiction. In the event of any controversy, claim or dispute between the Parties arising out of OT relating to this Agreement, such controversy, claim or dispute must be filed exclusively in state or federal court in Hennepin County, Minnesota.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above:

COGENTIX MEDICAL, INC.		EXECUTIVE:

By:	/s/ Howard Zauberman	By:	/s/ Darin Hammers
	July 11, 2016, Chairman		Darin Hammers